                                                                  EXHIBIT (C)(2)

                             STOCKHOLDERS AGREEMENT

     STOCKHOLDERS AGREEMENT (this "Agreement") dated as of October 1, 1997, by and among Pearson plc, a corporation organized under the laws of the United Kingdom ("Purchaser"), Pearson Merger Company, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Purchaser (the "Merger Sub") and the Stockholders named on Exhibit A hereto (each a "Stockholder").

     WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.0001 per share (the "Class A Common Stock") and/or the number of shares of Class B Common Stock, par value $.0001 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") of All American Communications, Inc., a Delaware corporation (the "Company") set forth next to such Stockholder's name on Exhibit A hereto; and

     WHEREAS, Purchaser, Merger Sub and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Purchaser by means of a cash tender offer (the "Offer") for any and all of the outstanding shares of Common Stock and for the subsequent merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, as a condition to the willingness of Purchaser and Merger Sub to enter into the Merger Agreement, and in order to induce Purchaser and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by Purchaser and the Merger Sub of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1.  Representations and Warranties of the Stockholders.   Each
                 --------------------------------------------------
Stockholder hereby severally represents and warrants to Purchaser and Merger Sub as follows as to such Stockholder:

     a. Such Stockholder is the record and beneficial owner of the shares of Common Stock ("Shares") set forth next to such Stockholder's name on Exhibit A hereto.

     b. Such Stockholder, if a corporation, is duly organized, validly existing and in good standing under the laws of its respective jurisdiction, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

     c. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     d. Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding or arrangement of any kind to which the Stockholder is a party or bound or to which such Stockholder's Shares are subject. Consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or such Stockholder's Shares, except for any necessary filing under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any pre-merger notification with the German Federal Cartel Office or state takeover laws.

     e. Such Stockholder's Shares and the certificates representing such Stockholder's Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or otherwise disclosed to the Purchaser; provided, however, that such Stockholder may transfer all or a portion of the shares to a person or entity who, by written instrument reasonably acceptable in form and substance to Purchaser, agrees to be bound by each of the terms of this Agreement.

     SECTION 2.  Representations and Warranties of Purchaser and Merger Sub.
                 ----------------------------------------------------------
Each of Purchaser and Merger Sub hereby, jointly and severally, represents and warrants to each Stockholder as follows:

     a. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

     b. This Agreement has been duly authorized, executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other form of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     c. Neither the execution and delivery of this Agreement nor the consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding or arrangement of any kind to which each of Purchaser and Merger Sub is not a party or bound. The consummation by each of Purchaser and Merger Sub of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under any provision of any judgment, order, decree, statute, law, rule or regulation applicable to either Purchaser or Merger Sub, except for any necessary filing under the HSR Act, any pre-merger notification with the German Federal Cartel Office or state takeover laws.

     SECTION 3.  Purchase and Sale of the Shares.
                 -------------------------------

     a. Purchaser hereby agrees to make the Offer. Each Stockholder hereby severally agrees that it shall tender its Shares and any shares subsequently acquired pursuant to exercises after the date hereof of options or warrants to purchase Common Stock (the "Subject Shares") into the Offer in accordance with the terms and conditions of the Offer and that it shall not withdraw any Subject Shares so tendered unless the Merger Agreement is terminated in accordance with its terms. In addition, each Stockholder hereby severally agrees to sell to Merger Sub, and Merger Sub hereby agrees to purchase, all such Stockholder's Subject Shares at a price per Share equal to $25.50 or such higher price per Share as may be offered by Merger Sub in the Offer (the "Purchase Price"), provided that such obligation to purchase is subject to Merger Sub having accepted Shares for payment under the Offer and the Minimum Condition (as defined in Exhibit A to the Merger Agreement) and other conditions set forth in Exhibit A of the Merger Agreement having been satisfied, which conditions (other than the Minimum Condition) may be waived by Merger Sub in its sole discretion. Notwithstanding anything to the contrary herein, the Subject Shares which are shares of Class A Common Stock, shall not, in the aggregate for all purposes of this Agreement, exceed 49.9% of the then outstanding shares of Class A Common Stock, and the number of Subject Shares shall be reduced on a share-for-share basis for any Shares owned by Purchaser or any affiliate thereof as of the date hereof. The Subject Shares as of the date hereof are set forth on Exhibit B hereto.

     b. Each Stockholder hereby grants to Purchaser an irrevocable option (collectively, the "Option") to purchase such Stockholder's Subject Shares at a price per Share equal to the Purchase Price, exercisable in whole but not in part during the one year period after (i) termination of the Merger Agreement pursuant to Section 8.3(b) or 8.4(b) thereof or (ii) a Competing Transaction Termination (as defined in the Merger Agreement). In the event Purchaser wishes to exercise the Option, Purchaser shall send a written notice to each Stockholder specifying the place, date and time for the closing of such purchase at least 5 business days in advance of the date of such closing. Any such purchase shall be subject to the expiration of any applicable waiting period under the HSR Act and pre-merger approval required by the German Federal Cartel Office.

     SECTION 4.  Transfer of the Shares; Option Exercises.  Prior to the
                 ----------------------------------------
termination of this Agreement, except as otherwise provided herein, no Stockholder shall: (i) transfer (which term shall include without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition) or consent to any transfer of any or all of such Stockholder's Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Stockholder's Shares or any interest therein; (iii) except as provided in Section 5(b) hereto, grant any proxy, power-of-attorney or other authorization or consent or with respect to such Stockholder's Shares; or (iv) deposit such Stockholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder's Shares; provided, however, that (x) a Stockholder may transfer all or a portion of such Stockholder's Shares to a person or entity who, by written instrument reasonably acceptable in form and substance to Purchaser, agrees to be bound by each of the terms of this

Agreement, and (y) any Stockholder may sell any of such Stockholders' Shares in a sale which complies with Rule 144 under the Securities Act of 1933, as amended, provided that prior to any such sale, such Stockholder shall give notice (the "Sale Notice") to Purchaser of the number of Shares such Stockholder desires to sell and, for a period of 5 business days after receipt of the Sale Notice, Purchaser shall have the right to purchase such Stockholders' Shares desired to be sold from the Stockholder at the Purchase Price. In the event that Purchaser does not purchase such Stockholders' Shares within such 5 business days period, Stockholder will be free to sell such Stockholders' Shares desired to be sold to any third party. Prior to the Transition Time (as defined in the Merger Agreement), except as otherwise provided herein, no Stockholder shall exercise any outstanding options or warrants to purchase Common Stock except (i) as necessary to avoid the expiration of such option or warrant or
(ii) in connection with the tender or sale of the underlying Common Stock to Purchaser or its affiliates.

     SECTION 5.  Voting of Shares; Grant of Irrevocable Proxy; Appointment of
                 ------------------------------------------------------------
Proxy.
-----

     a. Each Stockholder hereby agrees that at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock, however called, or in connection with any written consent of the holders of Common Stock solicited by the Board of Directors, such Stockholder will appear at the meeting or otherwise cause the Section 5 Shares (as such term is hereinafter defined) to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Stockholder's Section 5 Shares (i) in favor of the Merger during the term of the Merger Agreement and (ii) against any Competing Transaction during the term of this Agreement. "Section 5 Shares" shall mean (i) the Subject Shares unless and until the Class B Common Stock shall have become voting stock, and
(ii) all shares of voting stock of the Company from and after the time that the Class B Common Stock shall have become voting stock; provided, however, that notwithstanding anything to the contrary herein, unless and until the Transition Time shall have occurred, the Section 5 Shares shall not in the aggregate exceed such amount of the then outstanding shares of voting stock of the Company as would result in the occurrence of a Change in Control under the Indenture referred to in Section 3.5(a) of the Merger Agreement.

     b. Each Stockholder hereby irrevocably grants to, and appoints Purchaser and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution) during the term of this Agreement, for and in the name, place and stead of such Stockholder, to vote such Stockholder's Section 5 Shares, or grant a consent or approval in respect of such Stockholder's

Section 5 Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger during the term of the Merger Agreement, and
(ii) against any Competing Transaction (as defined in the Merger Agreement) during the term of this Agreement.

     c. Except as otherwise disclosed to Purchaser, each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

     d. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 5 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL").

     e. Purchaser agrees that, until any such Stockholder's Section 5 Shares are purchased by Merger Sub pursuant to Section 3 hereof, such Stockholder shall retain the right to vote such Stockholder's Section 5 Shares (as well as any other Shares) for the election of directors of the Company and for any other matter other than those specified in clauses (a) and (b) of this Section 5.

     SECTION 6.  Competing Transactions.  Each Stockholder will not, and will
                 ----------------------
instruct its Representatives during the term of the Merger Agreement not to, initiate, solicit or encourage (including by way of furnishing information or assistance) any Competing Transaction (as defined in the Merger Agreement), or enter into or maintain discussions or negotiate with any person in furtherance of or relating to or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any Representative to take any such action, and such Stockholder shall use its reasonable best efforts to cause its Representatives not to take any such action. Such Stockholder shall promptly advise Purchaser if any such proposal or offer, or any inquiry or contact made with any person with respect thereto, is made.

     SECTION 7.  Further Assurances; Stockholder Capacity.
                 ----------------------------------------

     a. Each Stockholder shall, upon request of Purchaser or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Purchaser or

Merger Sub to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 5 hereof in Purchaser.

     b. Nothing in this Agreement shall be construed to prohibit any Stockholder or any affiliate of any Stockholder who is or has designated a member of the Board of Directors of the Company from taking any action solely in his capacity as a member of the Board of Directors of the Company or from exercising his, her or its fiduciary duties as a member of such Board of Directors.

     SECTION 8.  Termination.  This Agreement and all rights and obligations of
                 -----------
the parties hereunder shall terminate immediately upon the earlier of (a) the date (the "Termination Date") that is one year following a Competing Transaction Termination or the date upon which the Merger Agreement is terminated in accordance with its terms pursuant to Section 8.3(b) or 8.4(b) of the Merger Agreement or immediately on the date upon which the Merger Agreement is otherwise terminated in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement). In the event that the Merger is consummated, the provisions set forth in Section 9 shall survive any termination of this Agreement.

     SECTION 9.  Expenses.  Except as provided in Section 6 hereof, all fees and
                 --------
expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

     SECTION 10.  Public Announcements.  Each of Purchaser, Merger Sub and each
                  --------------------
Stockholder agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or regulation or by obligations imposed pursuant to any listing agreement with the NASDAQ National Market and (ii) the party making such disclosure has first used its reasonable best efforts to consult with the other party about the form and substance of such disclosure.

     SECTION 11.  Miscellaneous.
                  -------------

     a. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

     b. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

          i. If to the Purchaser or Merger Sub, to the address set forth on Exhibit C:

          ii. If to any Stockholder, to the address set forth next to such Stockholder's name on Exhibit A hereto.

     c. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     d. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

     e. This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, whether written or oral, among the parties hereto with respect to the subject matter hereof.

     f. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     g. Except as provided in Section 4 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     h. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     i. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and

(ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

     j. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

     IN WITNESS WHEREOF, Purchaser, Merger Sub and each Stockholder has executed and delivered or caused this Agreement to be duly executed and delivered as of the date first written above.

                                          /s/ Myron Roth
Pearson plc                               ---------------------------
                                          Myron Roth

By: /s/ John Davis
   -------------------------------
   Name: John Davis                       /s/ Thomas Bradshaw
        --------------------------        ---------------------------
   Title: Authorized Signatory            Thomas Bradshaw
         -------------------------

                                          /s/ Sydney D. Vinnedge
Pearson Merger Company, Inc.              ---------------------------
                                          Sydney D. Vinnedge


By: /s/ John Davis                        /s/ Lawrence E. Lamattina
   -------------------------------        ---------------------------
   Name: John Davis                       Lawrence E. Lamattina
        --------------------------
   Title: Vice President
         -------------------------
/s/ Anthony J. Scotti
----------------------------------        The Interpublic Group
Anthony J. Scotti                          of Companies, Inc.

/s/ Benjamin Scotti
----------------------------------        By: /s/ Eugene Beard
Benjamin Scotti                              --------------------------
                                             Name: Eugene Beard
                                                  ---------------------
                                             Title: Vice Chairman
                                                   --------------------

                                   EXHIBIT A

                         Ownership of Outstanding Shares

Name                        Class A     Class B
----                        -------     -------

Anthony J. Scotti          1,504,690           0
Benjamin Scotti            1,435,995           0
Myron Roth                   340,850           0
Thomas Bradshaw              315,850           0
Sydney D. Vinnedge           141,875           0
Lawrence E. Lamattina              0           0
The Interpublic Group
 of Companies, Inc.          580,000   2,470,000

                                   EXHIBIT B

                             Subject Shares
Name                            Class A        Class B
----                         --------------    --------
Anthony J. Scotti               1,220,248           0
Benjamin Scotti                 1,164,538           0
Myron Roth                        276,417           0
Thomas Bradshaw                   256,143           0
Sydney D. Vinnedge                115,055           0
Lawrence E. Lamattina                   0           0

The Interpublic Group
  of Companies, Inc.              470,358   2,470,000

                                       1